Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Global Crossing Limited (Form S-8 No.’s 333-121079 and 333-125281) of our report dated March 16, 2006, with respect to the consolidated financial statements and schedule of Global Crossing Limited, included in this Annual Report (Form 10-K) for the years ended December 31, 2005 and 2004.

/s/ Ernst & Young LLP

New York, New York
March 13, 2006